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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                         LOGICAL DESIGN SOLUTIONS, INC.

                                   * * * * *

     THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

                                   ARTICLE I.

     The name of the corporation (which is hereinafter referred to as the "Corporation") is:

                         Logical Design Solutions, Inc.

                                  ARTICLE II.

     The registered office of the Corporation is to be located at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, in the County of New
Castle, in the State of Delaware.   The name of its registered agent at that
address is The Corporation Trust Company.

                                  ARTICLE III.

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE IV.

     The total number of shares of stock which the Corporation is authorized to issue is 15,000,000 shares of Common Stock, par value $0.01 per share (hereinafter referred to as "Common Stock").

                                   ARTICLE V.

     The Corporation is to have perpetual existence.
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                                  ARTICLE VI.

     No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this limitation shall not eliminate
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or limit the liability of a director (i) for any beach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of each director of the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended from time to time.

     Neither the amendment nor repeal of this Article, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                  ARTICLE VII.

     Section 7.1.  Indemnification by Corporation.  The Corporation shall
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indemnify any person who is or was a director or officer of the Corporation with respect to actions taken or omitted by such person in any capacity in which such person serves the Corporation, to the full extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer, as the case may be, and shall inure to the benefit of such person's heirs, executors, and personal and legal representatives; provided, however, that, except for
                                    --------  -------
proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any person in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized in advance, or unanimously consented to, by the Board of Directors of the Corporation.

     Directors and officers of the Corporation shall have the right to be paid by the Corporation expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

     The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation.

     The rights to indemnification and to the advancement of expenses conferred in this Section shall not be exclusive of any other right that any person may have or hereafter acquire under this Certificate of Incorporation, the by-laws, any statute, agreement, vote of stockholders or disinterested director or otherwise.

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     Any repeal or modification of this Section by the stockholders of the
Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation, existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

     Section 7.2.  Insurance.  By action of the Board of Directors,
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notwithstanding any interest of the directors in the action, the Corporation may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent (including trustee) of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation shall have the power to indemnify him against such liability under the provisions of this Article.

                                 ARTICLE VIII.

     The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Certificate of Incorporation and all rights and powers conferred in this Certificate of Incorporation on stockholders, directors and officers are subject to this reserved power.

                                  ARTICLE IX.

     The name and address of the incorporator is as follows:

              Name                       Mailing Address
              ----                       ---------------
          Michael D. Golden              Brown & Wood llp
                                         One World Trade Center
                                         New York, New York 10048

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     The undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate of Incorporation, hereby declaring and certifying that the facts herein stated are true; and accordingly has hereunto set his hand this 18th day of February, 2000.

                                              /s/ Michael D. Golden
                                    ________________________________
                                              Michael D. Golden

                                              Incorporator

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